SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                 ANADIGICS, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, If Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

     1)  Title of each class of securities to which transaction applies:

         _______________________________________________________________________

     2)  Aggregate number of securities to which transaction applies:

         _______________________________________________________________________

     3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule O-11 Set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:
         _______________________________________________________________________

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         _______________________________________________________________________

     2)  Form Schedule or Registration Statement No.:

         _______________________________________________________________________

     3)  Filing Party:

         _______________________________________________________________________

     4)  Date Filed:

         _______________________________________________________________________

                               [Logo] ANADIGICS(R)
                                      ============
                                      Your GaAs IC Source

                               35 Technology Drive
                                Warren, NJ 07059

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 29, 1997

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of ANADIGICS, Inc., a Delaware corporation ("ANADIGICS"), will be held on Thursday, May 29, 1997 at 10:00 o'clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07052, for the purpose of considering and acting upon the following:

     1) The election of three Class II Directors of ANADIGICS to hold office until 2000.
     2) To approve an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by 34,000,000 to 68,000,000.
     3) To approve an amendment to the Amended and Restated Certificate of Incorporation to permit the Board of Directors to amend the bylaws of the Company.
     4) To approve an amendment to the 1995 Long Term Incentive and Share Award Plan to increase the number of shares issuable thereunder by 1,500,000 shares.
     5) The ratification of Ernst & Young LLP as independent auditors of ANADIGICS, Inc. for the fiscal year ending December 31, 1997.
     6) The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

   Only stockholders of record at the close of business on April 10, 1997 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof. Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket. For at least ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote at the Meeting will be open for the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours at the office of ANADIGICS, Inc.

   Stockholders are cordially invited to attend the Annual Meeting. However, whether or not a stockholder plans to attend, each stockholder is urged to sign, date, and return promptly the enclosed proxy in the accompanying envelope.

   The Annual Report, Proxy Statement and Proxy are enclosed with this notice and were mailed at New York, NY on or about April 29, 1997.

                                            By order of the Board of Directors

                                            GEORGE J. GILBERT
                                            Secretary

--------------------------------------------------------------------------------
                                    IMPORTANT
Please sign, date, and return the enclosed Proxy immediately whether or not you plan to attend the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.
--------------------------------------------------------------------------------

                               [Logo] ANADIGICS(R)
                                      ============
                                      Your GaAs IC Source

                               35 Technology Drive
                                Warren, NJ 07059

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

Solicitation of Proxies

   This Proxy Statement, which is being mailed to stockholders on or about April 29, 1997, is furnished in connection with the solicitation by the Board of Directors of ANADIGICS, Inc., a Delaware corporation ("ANADIGICS" or the "Company"), of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, May 29, 1997, at 10:00 o'clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07052, and at any adjournment of the Annual Meeting.

   Attendance at the Annual Meeting will be limited to stockholders as of the record date, their authorized representatives and guest of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Annual Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, ANADIGICS, Inc., 35 Technology Drive, Warren, New Jersey 07059, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the meeting. Admission to the Annual Meeting will be facilitated if tickets are obtained in advanced. Tickets may be issued to others at the discretion of the Company.

   At the meeting, stockholders will be asked to elect three Class II Directors, to approve amendments to the Amended and Restated Certificate of Incorporation, to approve amendments to the 1995 Long Term Incentive and Share Award Plan and to ratify the appointment of auditors. Because many of our stockholders are unable personally to attend the Annual Meeting, the Board of Directors solicits the enclosed proxy so that each stockholder is given an opportunity to vote. This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting. When the proxy card is returned properly executed, the stockholder's shares will be voted according to the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified, the shares will be voted FOR the election of the Director-nominees listed below, FOR the adoption of an amendment to the Company's Amended and Restated Certificate of Incorporation to permit the Board of Directors to amend the Company's bylaws, FOR the adoption of an amendment to increase the number of authorized shares of the Company's common stock, par value $.01 per share ( the "Common Stock") by 34,000,000, FOR the adoption of an amendment to the 1995 Long Term Incentive and Share Award Plan (the "1995 Plan") to increase the number of shares issuable thereunder by 1,500,000 shares and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors. Proxies will also be solicited on behalf of management by a ChaseMellon Shareholder Services for a fee of approximately $5,000 which will be borne by the Company.

   The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

   A proxy may be revoked by giving the Secretary of ANADIGICS, Inc. written notice of revocation at any time before the voting of the shares represented by the proxy. A stockholder who attends the meeting may cancel any proxy at the meeting.

Quorum and Voting Rights

   The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock of the Company entitled to vote (exclusive of shares held by or for the account of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders. Abstentions and broker non-votes shall be counted for purposes of determining whether a quorum is present. With respect to the two proposals amending the Amended and Restated Certificate of Incorporation of ANADIGICS, Inc., the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote thereon is required for approval thereof. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting is required for the approval thereof with respect to each of the other matters to be presented at the meeting. Only holders of record of Common Stock at the close of business on April 10, 1997 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

   As of April 10, 1997, the Company had issued and outstanding 14,481,943 shares of Common Stock. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

                             PRINCIPAL STOCKHOLDERS

   The following tables lists all persons known to be the beneficial owner of more than 5% of ANADIGICS, Inc. outstanding Common Stock as of March 15, 1997.

                                                                   % Beneficial
Name and Address                               Number of Shares      Ownership
----------------                               ----------------      ---------

Smith Barney Holdings Inc.                        953,574 (1)           6.6
388 Greenwich Street, New York, NY 10013

----------
(1) As reported by Travelers Group Inc. and related entities on Schedule 13G filed with the Securities and Exchange Commission dated February 5, 1997.

        INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

                               BOARD OF DIRECTORS

   The Company's bylaws provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors; provided, however, that in no case will a decrease in the number of Directors shorten the term of any incumbent Director. The Board of Directors is presently comprised of nine members.

   The term of office for each Director in Class II expires at the Annual Meeting in 1997; the term of office for each Director in Class III expires at the Annual Meeting in 1998; and the term of office for each Director in Class I expires at the Annual Meeting in 1999. At each annual meeting of stockholders, directors will be elected for full terms of three years to succeed those directors whose terms are expiring. On April 2, 1997, Mr. Bachow concurrently resigned as a Class III Director and was appointed and elected by the Board of Directors as a Class II Director in order to equalize the number of members in each of the Board classes in accordance with the bylaws of the Company.

                        PROPOSAL I: ELECTION OF DIRECTORS

   At the 1997 Annual Meeting, three Directors are to be elected to hold office until the 2000 Annual Meeting of Stockholders. All of the nominees are currently serving as Directors.

   The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. If any nominee becomes unavailable for election, then those shares votes for such nominee will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy.

   The nominees for Director will be elected if they receive the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for such individuals and will be excluded from the vote.

The Board of Directors recommends a vote "FOR" each of the nominees listed below:

                       NOMINEES FOR TERMS EXPIRING IN 2000
                              (Class II Directors)

PAUL BACHOW (Age 45)

   Mr. Bachow has served as a director of the Company since January 1993. He has been President of Bachow & Associates, Inc. since its formation in December 1989, and its predecessors, Bachow and Elkin Co., Inc. and Paul S. Bachow Company from December 1985 to December 1989. Mr. Bachow also acts as President of the general partner of each of Paul S. Bachow Co-Investment Fund, L.P., Bachow Investment Partners III, L.P. and Bachtel Cellular Liquidity, L.P. He has a B.A. from American University, a J.D. from Rutgers University and a Masters Degree in tax law from New York University, and is a C.P.A. Mr. Bachow serves as director of Deb Shops, Inc., a publicly traded company, and several private companies.

GEORGE GILBERT (Age 61)

   Mr. Gilbert, a co-founder of ANADIGICS in 1985, has served as Executive Vice President, Chief Operating Officer and a director of the Company since its inception. He was co-founder of Microwave Semiconductor Corporation ("MSC"), a manufacturer of microwave silicon and GaAs transistors and amplifiers, with Mr. Rosenzweig and served as Executive Vice President of Semiconductor Operations of MSC from 1968 to 1983. Mr. Gilbert has a B.S. in Physics from Georgia Tech.

CHARLES HUANG (Age 49)

   Dr. Huang, a co-founder of ANADIGICS in 1985, has served as Executive Vice President and a director of the Company since its inception. He was director of GaAs research and development and wafer fabrication services at Avantek from 1980 to 1984. Dr. Huang received his Ph.D.E.E. at the University of California, Berkeley.

   The following Directors of the Company will continue to serve in accordance with their existing terms.

                    DIRECTORS CONTINUING IN OFFICE UNTIL 1998
                              (Class III Directors)

DAVID FELLOWS (Age 44)

   Mr. Fellows has served as a director of the Company since September 1994. Mr. Fellows has served as Senior Vice President of Engineering and Technology at Continental Cablevision, Inc., a division of US West Media Group, since 1992. From 1987 until 1992, Mr. Fellows was employed by Scientific Atlanta's Transmission Systems Business Division, where he served as President. Mr. Fellows received his Bachelor Degree in Engineering and Applied Physics from Harvard College and a Masters Degree in Electrical Engineering from Northeastern University.

RONALD ROSENZWEIG (Age 59)

   Mr. Rosenzweig, a co-founder of ANADIGICS in 1985, has served as President, Chief Executive Officer and a director of the Company since its inception. He was co-founder of MSC. He served as President and CEO of MSC from 1968 to 1983. Mr. Rosenzweig received his B.Ch.E degree from City College of New York.

LEWIS SOLOMON (Age 63)

   Mr. Solomon has served as a director of the Company since September 1994 and, previously, from 1985 to 1989. Mr. Solomon has been Chairman of G&L Investments since 1990 in addition to serving as a director on the boards of Microelectronics Packaging Inc., ICTV Inc., Anacomp Inc., Computer Products Inc. And Terayon Corporation. Prior to joining G&L Investments, Mr. Solomon was an Executive Vice President with Alan Patricof Associates from 1983 to 1986, and a Senior Vice President of General Instrument from 1967 to 1983. Mr. Solomon received a Bachelor Degree in Physics from St. Joseph's College and a Masters Degree in Industrial Engineering from Temple University.

                    DIRECTORS CONTINUING IN OFFICE UNTIL 1999
                               (Class I Directors)

CHARLES BURTON (Age 51)

   Mr. Burton has served as a director of the Company since 1990. He is Managing Director of Philadelphia Ventures Inc., which he joined in 1984. Prior to 1984 he was a Vice President of CIGNA Corporation. Mr. Burton graduated from Gettysburg College and received an MBA from the Wharton Graduate School at the University of Pennsylvania. He is also a director of Membrex, Inc., Microsource, Inc., Visual Edge Technology, Inc. and several private companies.

BRUNS GRAYSON (Age 49)

   Mr. Grayson has served as a director of the Company since 1985. He is managing General Partner of Calvert Capital Management Co., which manages ABS Ventures. Before joining Calvert Capital Management Co., Mr. Grayson was an associate of Adler & Co. and McKinsey & Co. in New York. He is a director of Cascade Communications and several private companies. He has a B.A. from Harvard, an M.A. from Oxford University and a J.D. from the University of Virginia.

HARRY REIN (Age 52)

   Mr. Rein has served as a director of the Company since 1985. He was a principal founder of Canaan Venture Partners in 1987 and has served as Managing General Partner since its inception. From 1979 to 1987, Mr. Rein held various positions at GE, directing several of GE's lighting businesses as general manager before becoming President and CEO of GE Venture Capital Corporation. He is a director of Perceptron, Inc. and several private companies.

EXECUTIVE OFFICERS OF THE REGISTRANT

   The current executive officers of the Company are as follows:

Name              Age   Position
----              ---   --------
Ronald Rosenzweig 59    President, Chief Executive Officer and Director
George Gilbert    61    Executive Vice President, Chief Operating Officer and
                          Director
Charles Huang     49    Executive Vice President Marketing Research and Business
                          Development and Director
John F. Lyons     50    Senior Vice President and Chief Financial Officer
Robert Bayruns    39    Vice President Research and Technology
James Gilbert     33    Vice President, Process & Device Engineering
Sheo Khetan       47    Vice President Manufacturing
Javed S. Patel    41    Vice President Sales and Marketing
Phillip Wallace   40    Vice President Product Development

   Set forth below is certain information with respect to the Company's executive officers. Officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships between executive officers or directors of the Company except for Messrs. George Gilbert and James Gilbert, who are father and son respectively. Information on Mr. Rosenzweig, Mr. Gilbert and Dr. Huang is listed in the Director profile above.

   Mr. Lyons joined ANADIGICS in 1987 as Director of Finance, was elected a Vice President in 1989, and currently serves as Senior Vice President and Chief Financial Officer. Prior to joining the Company, he served as Manager- Finance Section for GE's Power Electronic Semiconductor Department from 1984 to 1987. Mr. Lyons is a graduate of GE's Financial Management Program and has a B.A. in Economics from Hamline University.

   Mr. Bayruns joined ANADIGICS in 1985 and currently serves as Vice President Research and Technology. Prior to joining ANADIGICS, Mr. Bayruns was employed by AT&T Bell Laboratories. Mr. Bayruns received his M.S.E.E. from Rutgers University.

   Mr. James Gilbert joined ANADIGICS in 1997 as Vice President, Process & Device Engineering. Prior to joining ANADIGICS, Mr. Gilbert was employed by Motorola Inc, Compound Semiconductor Technologies in Tempe, AZ. Mr. Gilbert received his B.S.E.E. from Cornell University.

   Mr. Khetan joined ANADIGICS in 1985 and currently serves as Vice President of Manufacturing. Prior to joining ANADIGICS, Mr. Khetan was at Sprague Solid State Scientific and, prior to that, at General Instrument. Mr. Khetan received his Bachelor of Science Degree in Engineering from the Indian Institute of Technology, a Masters of Science from State University of New York, and a Masters Degree in Business Administration from Temple University.

   Mr. Patel joined ANADIGICS in 1986 and currently serves as Vice President of Sales and Marketing. Prior to joining ANADIGICS, Mr. Patel was employed by Alpha Industries. From 1979 to 1984, Mr. Patel was a member of the Technical Staff of RCA-Astroelectronics. Mr. Patel received his Bachelor of Science Degree and Masters of Science Degree in Engineering from the University of Kansas and a Masters Degree in Business Administration from Drexel University.

   Mr. Wallace joined ANADIGICS in 1985 and currently serves as Vice President Product Development. Prior to joining ANADIGICS, Mr. Wallace was at the Westinghouse R&D Center in Pittsburgh, PA, and, prior to that, he was with MSC. Mr. Wallace received his B.S.E.E. and M.Eng. (Electrical) from Cornell University.

Certain Relationships and Related Transactions

   Mr. James Gilbert, Vice President, Process & Device Engineering, is the son of Mr. George Gilbert, Executive Vice President, Chief Operating Officer and a Director.

Section 16(a) Beneficial Ownership Reporting Compliance

   Based on the Company's review of copies of all disclosure reports filed by Directors and executive officers of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to Directors and executive officers of the Company during the fiscal year, except for a Form 4 filed by Mr. Lyons with respect to a donation of 280 Shares of Common Stock which was filed late.

Stock Ownership of Directors and Management

   The following table sets forth as of March 15, 1997 certain information about stock ownership of each Director and nominee for directorship, the Chief Executive Officer and the next four most highly compensated executive officers, and all Directors and executive officers as a group.

                                          Common Stock          % Beneficial
   Name                                Beneficially Owned        Ownership
   ----                                ------------------        ---------
   Paul Bachow.........................     179,515 (1)             1.2
   Charles Burton......................     186,726 (1)             1.3
   David Fellows.......................      28,500 (1)             (7)
   Bruns Grayson.......................      54,135 (1)             (7)
   Harry Rein..........................     601,362 (1)             4.2
   Lewis Solomon.......................      28,500 (1)             (7)
   Ronald Rosenzweig...................     201,764 (2)             1.4
   George Gilbert......................     129,283 (3)             (7)
   Charles Huang.......................     272,913 (4)             1.9
   John F. Lyons.......................      99,323 (5)             (7)
   Javed S. Patel......................      54,384 (6)             (7)
   All Directors and Executive Officers
     as a group, including 4 officers
     not named above...................   1,979,689                13.7

----------
(1) Includes 28,500 shares of common stock issuable pursuant to options, exercisable within 60 days.
(2) Includes 66,866 shares of common stock issuable pursuant to options exercisable within 60 days.
(3) Includes 63,741 shares of common stock issuable pursuant to options exercisable within 60 days.
(4) Includes 63,741 shares of common stock issuable pursuant to options exercisable within 60 days.
(5) Includes 34,066 shares of common stock issuable pursuant to options exercisable within 60 days.
(6) Includes 22,326 shares of common stock issuable pursuant to options exercisable within 60 days.
(7)  Less than 1%.

Committees of the Board

   The standing committees of the ANADIGICS, Inc. Board of Directors are as follows:

   The Audit Committee is responsible for (i) determining the adequacy of the Company's internal accounting and financial controls, (ii) reviewing the results of the audit of the Company performed by the independent public accountants, and
(iii) recommending the selection of independent public accountants. Messrs. Bachow, Burton and Solomon were members of the Audit Committee during fiscal 1996. The Audit Committee met twice during the 1996 fiscal year.

   The Compensation Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company's stock option, incentive compensation, and employee stock purchase plans. Messrs. Grayson and Rein were members of the Compensation Committee during fiscal 1996. The Compensation Committee met once during the 1996 fiscal year.

   The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings. The Executive Committee consists of Messrs. Bachow, Burton, Fellows, Rein, and Rosenzweig. The Executive Committee met three times during the 1996 fiscal year.

   During fiscal 1996, the Board of Directors met six times. Each of the Directors attended at least 75% of the aggregate of all meetings the Board held.

        COMPENSATION AND OTHER TRANSACTIONS WITH DIRECTORS, NOMINEES, AND
                               EXECUTIVE OFFICERS

Summary Compensation Table

   Shown below is information concerning the annual compensation for services in all capacities to the Company for the last three fiscal years of those persons who were at December 31, 1996 (i) the chief executive officer of the Company and
(ii) the other four most highly compensated officers of the Company (collectively, the "named executive officers"):

                           Summary Compensation Table

                                                                        Long-Term
                                                                      Compensation
                                       Annual Compensation                Awards
                                       -------------------                ------
                                                                        Securities
Name and                                                 Other Annual   Underlying
Principal Position           Year     Salary    Bonus(1) Compensation(2) Options
------------------           ----     ------    -------- -------------- --------
Ronald Rosenzweig..........  1996    $201,500   $106,352       $6776     37,500
  Chief Executive Officer    1995     185,846    157,624       3,978     24,000
                             1994     177,500     69,020       7,732     27,241

George Gilbert.............  1996     189,586     92,841        3024     30,000
  Executive Vice President   1995     174,942    137,387       3,926     24,000
                             1994     167,500     60,291       3,915     27,241

Charles Huang..............  1996     174,673     85,550       3,783     30,000
  Executive Vice President   1995     161,038    126,435       9,085     24,000
                             1994     152,000     55,541       3,965     27,241

John F. Lyons..............  1996     147,875     66,698       1,687     22,500
  Senior Vice President      1995     136,134     98,533       3,640     11,550
                             1994     128,000     43,059       1,627     13,141

Javed S. Patel.............  1996     130,019     58,641       1,081      9,000
  Vice President             1995     120,423     86,681       1,254      8,700
                             1994     115,000     47,557       1,109      9,867

----------
(1) Represents bonuses earned in 1996, 1995 or 1994 and payable during 1997, 1996 or 1995, respectively. The bonuses are payable as follows: 40% of each bonus is payable during the first quarter of the respective year in which the bonus is paid, and 20% of each such bonus is payable during the second, third, and fourth quarters of the respective year in which the bonus is paid. If a named executive officer is not employed with the Company at the time of such bonus payment, the bonus payment is forfeited.

(2) Represents the value of income tax preparation services provided to each of Messrs. Rosenzweig and Gilbert by the Company's auditors and premiums paid for medical insurance covering each of the named executive officers.

Stock Options and Certain Other Compensation

   The following table presents the stock options granted to the named executive officers in fiscal 1996 under the Company's 1995 Long Term Incentive and Share Award Plan:

                        Option Grants in Last Fiscal Year

                                                                              Potential Realizable
                                         Percent of                               Value at Assumed
                                              Total                                Annual Rates of
                              Number of     Options                                    Stock Price
                             Securities  Granted to                               Appreciation for
                             Underlying   Employees     Exercise                       Option Term
                                Options   in Fiscal  Price $ per  Expiration  --------------------
Name                        Granted (1)        Year    Share (2)        Date           5%     10%
----                        -----------        ----    ---------        ----           --     ---
Ronald Rosenzweig..............  37,500        8.5%       $14.33     1/31/06     $338,030 $856,635
George Gilbert.................  30,000        6.8         14.33     1/31/06      270,424  685,308
Charles Huang..................  30,000        6.8         14.33     1/31/06      270,424  685,308
John F. Lyons..................  22,500        5.1         14.33     1/31/06      202,818  513,981
Javed S. Patel.................   9,000        2.0         14.33     1/31/06       81,127  205,592

----------
(1) One-third of the options become exercisable one year from the date of grant. Thereafter, two-thirds of the options become exercisable ratably on a quarterly basis over the following two years.

(2) The exercise price of the stock options was based on the fair market value of the stock on the date of grant.

                 Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values
                         Stock Price at 12/31/96 $26.17

                                                      # of Securities          Value of
                                                        Underlying            Unexercised
                                                        Unexercised           In-the-money
                  Shares Acquired        Value        Options at FY-End     Options at FY-End
                      on Exercise   Realized $   Exercisable  Unexercisable     Exercisable    Unexercisable
                      -----------   ----------   -----------  -------------     -----------    -------------
Ronald Rosenzweig.                                    40,971         47,770        $929,910         $647,197
George Gilbert....                                    40,971         40,270         929,910          558,446
Charles Huang.....                                    40,971         40,270         929,910          558,446
John F. Lyons.....                                    19,843         27,445         450,777          364,225
Javed S. Patel....              7         $172        14,854         12,722         337,148          180,227

Compensation of Directors

   Non-management Directors receive options under the 1995 Long Term Incentive and Share Award Plan (the "1995 Plan"). Under the 1995 Plan, a grant of options to purchase 15,000 shares of Common Stock will automatically be granted on the date a Director is first elected to the Board with an exercise price per share equal to 100% of the market value of one share on the date of grant. Each option so granted will expire ten years after the date of grant and will become exercisable in three equal installments commencing on the date of grant and annually thereafter. Commencing January 1, 1996, Directors receive an annual grant of options to purchase 4,000 shares of Common Stock at the fair market value as determined on the date of grant, which options will vest on December 31 in the year granted. In addition, each non-management Director receives $5,000 per year plus $500 for each meeting of the Board of Directors, or any of its Committees attended, and each Director is reimbursed for ordinary expenses incurred in connection with attendance at such meetings.

Compensation Committee Report

   The Compensation Committee establishes and reviews the compensation of the Company's executive officers. The Compensation Committee of the Board of Directors consists entirely of non-employee directors.

Compensation Philosophy. The Company's executive compensation program is designed to attract and retain key executives who will enhance the performance of the Company, promote its long-term interest and build stockholders' equity. The Committee sought to align total compensation for executive management with corporate performance. The Company's executive compensation package generally includes four main components:

   1) A base salary which is established at levels considered appropriate for the duties and scope of responsibilities of each officer's position.

   2)  A bonus potential which is tied directly to operating income objectives.

   3) A stock option award to increase stock ownership in the Company and align executive compensation with stockholder interests.

   4) Other compensation and employee benefits generally available to all employees of the Company, such as health insurance and participation in the Anadigics, Inc. Employee Savings and Protection Plan ( "401(k)" plan).

   The Compensation Committee places a particular emphasis on variable, performance based components, such as the bonus potential and stock option awards, the value of which could increase or decrease to reflect changes in corporate and individual performances.

   In general, compensation payments in excess of $1.0 million to any of the named Executive Officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The deduction limit does not apply to performance based compensation that satisfies certain requirements. The Committee has not yet determined a policy with regard to Section 162(m); however, no officer of the Company is expected to earn compensation in excess of $1.0 million in 1997.

Chief Executive Officer Compensation. Mr. Rosenzweig's 1996 compensation consisted of base salary, bonus, stock options, and executive benefits. Mr. Rosenzweig's base salary was set in 1996 at $201,500 which the Committee determined to be reasonable in view of Mr. Rosenzweig's responsibility, seniority, and past performance to the Company. Mr. Rosenzweig's 1996 bonus payout of $157,624 was from the 1995 bonus award. The 1996 bonus award of $106,352 will be paid to Mr. Rosenzweig in 1997 over a quarterly timetable. The Committee authorized a grant in fiscal 1996 to Mr. Rosenzweig of options to purchase 37,500 shares of Common Stock. The Committee believes the grant of stock based compensation encourages long-term performance and aligns management and stockholders interest in the performance of the Company's Common Stock.

                                                     Compensation Committee:
                                                     Bruns Grayson
                                                     Harry Rein

Performance Graph

   The following graph compares the cumulative total shareholder return on the Company's Common Stock from the initial public offering date through December 31, 1996 with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Electronic Components Stocks Index (SIC Code 367). The Company is included in both indexes. The comparison assumes $100 was invested on April 20, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The Company did not declare, nor did it pay any dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

[The following table was represented as a line graph in the printed material.]

                                         Nasdaq Stock         Nasdaq Electronics
                    ANADIGICS, Inc.      Market Index          Components Index
                    ---------------      ------------         ------------------
                                         Dollars ($)
      4/20/95            100                 100                      100
     12/30/95            177                 130                      124
     12/30/96            327                 159                      215

     PROPOSAL II: ADOPTION OF AMENDMENT TO CERTIFICATION OF INCORPORATION TO
                 INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

   Pursuant to Article IV of the Company's Amended and Restated Certificate of Incorporation, the Company is authorized to issue 40,000,000 shares of all classes of capital stock, consisting of (i) 34,000,000 shares of Common Stock,
(ii) 1,000,000 shares of non-voting common stock, par value $.01 per share ("Non-Voting Common Stock"), and (iii) 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). On March 15, 1997 the Company had issued and outstanding 14,481,943 shares of Common Stock. In addition the Company had 2,960,495 shares of Common Stock reserved for issuance under the Company's stock purchase and stock option plans and outstanding warrants. There were no outstanding shares of Non-Voting Common Stock or Preferred Stock as of March 15, 1997.

   On April 2, 1997, the Board of Directors unanimously proposed and declared advisable amendments to Article IV of the Amended and Restated Certificate of Incorporation of the Company which would increase the number of authorized shares of Common Stock by 34,000,000 shares to 68,000,000 shares and the number of authorized shares of all classes of capital stock from 40,000,000 to 74,000,000 shares. If this proposal is adopted, the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation would read as follows:

          "The Corporation shall be authorized to issue 74,000,000 shares of all classes of capital stock, consisting of (I) 68,000,000 shares of common stock, par value $.01 per share ("Common Stock"), (ii) 1,000,000 shares of non-voting common stock, par value $.01 per share ("NonVoting Common Stock"; together with the Common Stock, "Common Shares"), and (iii) 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock")."

Description of the Proposed Amendment to Increase the Number of Authorized Shares of Common Stock.

   The Board of Directors of the Company considers it prudent and in the best interests of the Company and its stockholders to have a substantial number of shares of Common Stock authorized by the Amended and Restated Certificate of Incorporation which are available for issuance, in order to provide the Company with financing and business flexibility. Common Stock may be issued by the Company in connection with future acquisitions or equity financings, stock splits or stock dividends, conversion or exchange of outstanding securities, in connection with management incentive or employee benefit plans, or under other circumstances. There are currently no agreements or understandings regarding the issuance of any additional shares of Common Stock that would become available if the Company's Amended and Restated Certificate of Incorporation is amended.

   The additional shares of Common Stock for which authorization is sought would be part of the existing class of Common Stock, and, to the extent issued, would have the same rights and privileges as the shares of Common Stock currently outstanding. No holder of Common Stock is entitled to any preemptive right to subscribe for or purchase any stock or other security of the Company.

   The increase in the number of authorized shares of Common Stock and the issuance of a substantial amount of such shares or the granting of an option to purchase a substantial amount of Common Stock could have the effect of delaying or preventing a change-of-control of the Company without further action by the stockholders (for example, by decreasing the percentage of the share ownership of those persons seeking to obtain control). Under applicable law, the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interest of the Company and its stockholders at the time of such issuance.

   The affirmative vote of a majority of the Company's outstanding Common Stock entitled to vote at the Annual Meeting is required to approve the proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the authorized Common Stock of the Company.

The Board of Directors unanimously recommends a vote "FOR" the proposal to amend
Article IV of the Amended and Restated Certificate of Incorporation of Anadigics, Inc. for the purpose of increasing the authorized number of shares of Common Stock.

     PROPOSAL III: ADOPTION OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO GRANT THE BOARD THE RIGHT TO AMEND THE COMPANY'S BYLAWS

   Proposal III seeks to amend the Company's Amended and Restated Certificate of Incorporation to approve the addition of a new Article VII granting the Board of Directors the power to make, alter or repeal the Company's bylaws without obtaining stockholder approval to the extent permitted under Delaware law. If this proposal is approved, the new Article VII would read as follows:

                             "ARTICLE VII

                          AMENDMENT OF BYLAWS

           In furtherance and not in limitation of the powers conferred by statute, and except as otherwise provided herein or in the By-laws of the Corporation, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation."

This proposal is referred to herein as the "Bylaws Proposal". The Board of Directors on April 2, 1997 unanimously proposed and declared advisable the Bylaws Proposal. The Board of Directors believes that the Bylaws Proposal will provide the Board with greater flexibility in governing the internal affairs and its relationships with stockholders and other parties. In addition, the power to amend the bylaws without the necessity of waiting for the next annual meeting of stockholders or the delay and expense in calling a special meeting of stockholders will enhance the Board's ability to manage the Company and more effectively deal with changed circumstances or requirements with which it may be presented.

   Under the General Corporation Law ("GCL") of the State of Delaware, a board of directors may amend the corporation's bylaws only if the certificate of incorporation confers such authority on the board of directors. Whether or not a board of directors has the power to amend the bylaws, the GCL specifically provides that conferring such power upon the directors does not divest the power of the stockholders to amend the bylaws. However, as discussed below, conferring such power upon a board provides them with the authority to require a supermajority vote of stockholders to amend bylaw provisions.

   Bylaws typically provide rules and procedures for managing the business and affairs of the corporation, such as calling and providing notice of meetings of stockholders, quorum and voting requirements, voting and inspection procedures, number and term of directors, nomination procedures for election of persons to the board of directors, filling vacancies on the board and appointment of officers and officers' duties. From time to time, it may be desirable or necessary to add to or change bylaw provisions to reflect changes in the Company's practices or to reflect changes in applicable law. Granting the Company's Board of Directors the power to amend the Company's bylaws will allow the Board of Directors to effect such change in a more efficient, cost-effective manner without the necessity of incurring the expense and time delay of a stockholder meeting.

   Certain effects of the Bylaws Proposal may have anti-takeover implications. The Company's present bylaws or Amended and Restated Certificate of Incorporation contain a number of provisions with anti-takeover effect. Delaware law permits adoption of additional measures designed to reduce a corporation's vulnerability to hostile takeover attempts. Many of these measures or certain other changes altering the rights of stockholders and powers of management could be implemented in the future by amendment of the Company's bylaws. If the Bylaws Proposal is approved, the Board of Directors could consider amending the bylaws to include, without limitation, any or all of the following provisions: a provision requiring a supermajority vote of the Board of Directors and/or the stockholders to amend any bylaw provision designed to reduce the Company's vulnerablilty to hostile takeover attempts, including any amendment of the Company's staggered Board provision; to provide that directors may only be removed for cause; to provide for a supermajority vote of the stockholders or directors to increase the size of the Board or fill vacancies on the Board; or to provide for advance notice to the Board in the case of stockholder action by written consent. These provisions, if adopted, could have the effect of discouraging or delaying a third party from making a tender offer or otherwise attempting to obtain control of the Company or remove incumbent management.

   The Bylaws Proposal is not being proposed in order to prevent a change in control, nor is it in response to any present attempt known to the Board of Directors to acquire control of the Company, obtain representation on the Board of Directors or take significant action which affects the Company. However, in discharge of its fiduciary obligations to its stockholders, the Board of Directors may consider and adopt certain amendments, including the defensive strategies discussed above, to enhance the Board's ability to negotiate with an unsolicited bidder.

   The affirmative vote of a majority of the Company's outstanding Common Stock entitled to vote at the Annual Meeting is required to approve the proposal to amend the Company's Amended and Restated Certificate of Incorporation granting the Board the authority to make, alter or repeal the Company's bylaws without stockholder approval.

The Board of Directors unanimously recommends a vote "FOR" the proposal to amend the Amended and Restated Certificate of Incorporation of Anadigics, Inc. granting the Board of Directors the power to make, alter or repeal the Company's Bylaws without further stockholder approval.

     PROPOSAL IV: ADOPTION OF AMENDMENT TO THE 1995 LONG-TERM INCENTIVE AND
                                SHARE AWARD PLAN

   On April 2, 1997, the Board of Directors unanimously approved an amendment to the Company's 1995 Long-Term Incentive and Share Award Plan (the "1995 Plan") to increase the number of shares of Common Stock issuable thereunder by 1,500,000 shares from 1,275,000 shares to 2,775,000 shares.

   The 1995 Plan is intended to provide a means to attract, retain and motivate selected employees of the Company and non-employee Directors of the Company. The 1995 Plan provides for the grant to eligible employees of incentive stock options ("ISO"), non-qualified stock options ("NQSO"), stock appreciation rights, restricted shares and other share based awards (collectively, "Awards"). All employees and Directors are eligible to participate in the 1995 Plan. The portion of the 1995 Plan applicable to employees is administered by the Compensation Committee of the Board of Directors of the Company or such other committee designated by the Board (the "Compensation Committee"), which consists exclusively of Directors who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee has the full and final authority to select employees to whom awards may be granted, to determine the type of awards to be granted to such employees and to make all administrative determina tions required by the 1995 Plan. The Compensation Committee also has authority to waive conditions relating to an award or accelerate vesting of awards. The 1995 Plan also provides for certain grants of NQSO to non-employee Directors, and, in the case of such grants, is intended to operate automatically and not require administration. While the Company has no current intention to grant Awards other than stock options, the Board of Directors believes that the ability to utilize different types of equity compensation will give the Company the flexibility needed to effectively adapt to changes in the labor market and in equity compensation practices. For a discussion of options granted under the 1995 Plan to executive officers and Directors of the Company, see "Compensation and Other Transactions With Directors, Nominees and Executive Officers".

   An aggregate of 1,275,000 shares have been reserved for issuance under the 1995 Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure. As of March 15, 1997 approximately 1,192,328 shares are subject to options currently outstanding under the 1995 Plan. If an Award expires or is canceled without having been fully exercised or vested, the unvested or canceled shares will again be available for grants of Awards under the 1995 Plan. No eligible employee may receive options or stock appreciation rights under the 1995 Plan for more than 100,000 shares of Common Stock (subject to adjustment) during any calendar year. The number of shares available for grant under the 1995 Plan (and outstanding Awards) will be adjusted as appropriate to reflect any stock splits, stock dividends, recapitalizations, reorganizations or other changes to the capital structure of the Company.

   The grant of an option under the 1995 Plan will generally not result in taxable income at the time of grant for the optionee or the Company. The optionee will not have taxable income upon exercising an ISO (except that alternative minimum tax may apply), and the Company will receive no deduction when the ISO is exercised. Upon the exercise of a NQSO the optionee will recognize ordinary income in the amount by which the fair market value on the date of exercise exceeds the option price. The Company generally will be entitled to a tax deduction for a NQSO Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income.

   It is the intent of the Company to use the 1995 Plan to grant such Awards primarily to the executive officers and Directors of the Company. A new plan, the 1997 Long Term Incentive and Share Award Plan for Employees the "1997 Plan", was adopted by the Board on January 24, 1997 as the principal plan through which to grant stock and share awards to non-officer employees. An aggregate of 1,200,000 shares have been reserved for issuance under the 1997 Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure.

   The adoption of the amendment to the 1995 Long Term Incentive and Share Award Plan requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock which are present in person or by proxy and are entitle to vote at the annual meeting. If the adoption of the amendment is not so approved, the authorized shares available for grant under the 1995 Plan will not change.

The Board of Directors unanimously recommends a vote "FOR" the proposal to adopt the amendment to increase the number of shares available under the 1995 Long Term Incentive and Share Award Plan

                 PROPOSAL V: APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Auditors

   Ernst & Young LLP, independent certified public accountants, audited the financial statements of ANADIGICS, Inc., for the 1996 fiscal year. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of stockholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Audit Committee and the Board of Directors have selected Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company.

                              STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the 1998 Annual Meeting of stockholders must be received by the Company no later than December 26, 1997. Proposals may be mailed to the Company, to the attention of Secretary, 35 Technology Drive, Warren, NJ 07059.

                                  OTHER MATTERS

   The Board of Directors knows of no other business which will be presented at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 ANADIGICS, Inc.

   The undersigned hereby appoints Ronald Rosenzweig and John F. Lyons proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ANADIGICS, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 29, 1996 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

The Board of Directors recommends a vote FOR proposals I, II, III, IV, and V

                                                        Please mark your
                                                        votes as           [X]
                                                        indicated in
                                                        this example

Proposal I:   ELECTION OF DIRECTORS                              WITHHELD
              Nominees:                            FOR            FOR ALL
              Paul Bachow
              George Gilbert                      [ ]                [ ]
              Charles Huang

              WITHHELD FOR (Write that nominee's name in the space provided below).

              _________________________________________

Proposal II:  ADOPTION OF AMENDMENT TO            FOR    AGAINST   ABSTAIN
              CERTIFICATION OF INCORPORATION      [ ]      [ ]       [ ]
              TO INCREASE THE NUMBER OF
              AUTHORIZED COMMON SHARES

Proposal III: ADOPTION OF AMENDMENT TO            FOR    AGAINST   ABSTAIN
              CERTIFICATION OF INCORPORATION      [ ]      [ ]       [ ]
              TO GRANT THE BOARD THE RIGHT
              TO AMEND THE COMPANY'S BYLAWS

Proposal IV:  ADOPTION OF AMENDMENT TO            FOR    AGAINST   ABSTAIN
              THE 1995 LONG-TERM INCENTIVE        [ ]      [ ]       [ ]
              AND SHARE AWARD PLAN

Proposal V:   APPOINTMENT OF INDEPENDENT          FOR    AGAINST   ABSTAIN
              AUDITORS                            [ ]      [ ]       [ ]

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all proposals.

Signature(s) __________________________________ Date ___________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please check here if you expect to attend the Annual Meeting of Shareholders [ ]